Exhibit 99.1

Contact:

Kenneth Smith

Chief Financial Officer

716.826.6500 ext. 3217

kwsmith@gibraltar1.com

Gibraltar Expands Product Portfolio and Provides Summary of Fourth

Quarter and 2012 Preliminary Financial Results

•        Acquisitions Target Opportunities for Sales and Cost Synergies

•        Reports Favorable Results for Fourth Quarter and Full Year

Buffalo, New York, January 15, 2013—Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of building products, today announced the expansion of the Company’s offerings through the purchase of three businesses in separate transactions, and provided a summary of its preliminary financial results for the fourth quarter and full year ended December 31, 2012.

Expanded Product Portfolio

Between November 14 and December 28, 2012, Gibraltar purchased the assets of three businesses in separate transactions. The acquired product lines complement and expand the Company’s product portfolio and customer base in three key U.S. markets:

•	Sun protection products for new residential construction and home remodeling;

•	Function-critical components for public infrastructure construction and maintenance; and

•	Perforated metal products for industrial and automotive applications.

Gibraltar funded the aggregate investment of $41 million from existing cash on hand. The three product lines’ trailing 12-month revenues totaled approximately $55 million and adjusted EBITDA was approximately $7 million.

“The addition of these value-added product lines enables us to further strengthen Gibraltar’s position in the residential building and public infrastructure construction markets as well as in the industrial and automotive perforated metal markets,” said Gibraltar Chairman and Chief Executive Officer Brian Lipke. “It broadens our product category coverage and customer relationships, while also affording us the potential to leverage Gibraltar’s existing distribution channels to accelerate the growth of these currently regional businesses in new geographic markets across the country.”

3556 Lake Shore Road, PO Box 2028, Buffalo, New York 14219-0228, Ph 716.826.6500, Fx 716.826.1589, gibraltar1.com

“While we pursue these opportunities in sales, distribution and customer service, we also expect to integrate these product lines in a manner that results in meaningful cost synergies related to improved facilities utilization and other operating efficiencies,” said Gibraltar President and Chief Operating Officer Henning Kornbrekke.

Summary of Preliminary Financial Results

Gibraltar also provided a summary of preliminary financial results for its fourth quarter and full year ended December 31, 2012. Based on preliminary information and subject to the year-end accounting close and audit, the Company expects fourth quarter 2012 consolidated net sales to be between $171 million and $173 million, compared with $174 million in the fourth quarter 2011, and net sales for the year ended December 31, 2012 of between $788 million and $790 million, an approximate 3% increase from 2011.

The Company expects earnings per share from continuing operations for the fourth quarter 2012 to range between a loss of $0.01 per diluted share and income of $0.03 per diluted share, compared to the prior year period of a loss of $0.22 per diluted share. The estimated results for the fourth quarter 2012 and for the fourth quarter 2011 include after-tax special charges of $0.02 and $0.05 per diluted share, respectively, for acquisition-related costs and exit activity costs related to business restructuring. Excluding special charges, the adjusted fourth quarter 2012 earnings per share are estimated between $0.01 and $0.05 per diluted share, compared to an adjusted loss of $0.17 per share for the fourth quarter 2011.

“Gibraltar continued to deliver solid results in the fourth quarter of 2012, concluding a year of strong performance despite historically low levels of activity in our traditional core markets,” Lipke said. “The improvement in profitability stems from a significant reduction in our variable compensation expense along with improved operating efficiencies, as compared with the fourth quarter of 2011,” Lipke said.

The Company’s estimated fourth quarter results would lead to full year 2012 earnings per diluted share from continuing operations of between $0.52 and $0.56, compared to $0.30 per diluted share for 2011. The estimated results for 2012 include after-tax special charges of $0.10 per diluted share, for acquisition-related costs and exit activity costs related to business restructuring. The 2011 results included special charges of $0.20 per diluted share, for acquisition-related costs, exit activity costs related to business restructuring, and equity compensation declined by Mr. Lipke. Excluding these items, adjusted earnings per diluted share for 2012 are estimated between $0.62 and $0.66, compared with $0.50 in 2011.

The Company expects fourth quarter 2012 Adjusted EBITDA to be between $13 and $14 million, compared to $3 million in the fourth quarter 2011, and Adjusted EBITDA for the year ended December 31, 2012 of $78 to $80 million, a 3% to 5% increase from 2011.

The Company also expects liquidity to approximate $170 million as of December 31, 2012, reflecting a combination of estimated cash on hand of $45 million plus estimated availability under the Company’s undrawn revolving credit facility.

Gibraltar expects to release its final financial results for the three- and twelve-month periods ended December 31, 2012, on Friday, February 22, 2013, and hold its earnings conference call later that morning, starting at 9:00 a.m. ET.

About Gibraltar

Gibraltar Industries is a leading manufacturer and distributor of building products, focused on residential and nonresidential repair and remodeling, as well as construction of industrial facilities and public infrastructure. The Company generates more than 80% of its sales from products that hold the #1 or #2 positions in their markets, and serves customers across the U.S. and throughout the world. Gibraltar’s strategy is to grow organically by expanding its product portfolio and penetration of existing customer accounts, while broadening its market and geographic coverage through the acquisition of companies with leadership positions in adjacent product categories. Comprehensive information about Gibraltar can be found on its website at http://www.gibraltar1.com.

Safe Harbor Statement

Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. The financial information provided herein is unaudited and is subject to revision based on the completion of the accounting and financial reporting processes necessary to finalize the Company’s financial statements as of and for the year ended December 31, 2012. The Company cannot assure you that upon completion of these accounting and financial reporting processes, including the completion of the audit of our consolidated financial statements as of and for the year ended December 31, 2012, we will not report results materially different from those set forth above. Additionally, risk factors that could affect the expected outcomes described in these statements include, but are not limited to the future of performance of acquisitions and Gibraltar’s effectiveness in integrating their operations into those of the Company. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, as may be required by applicable law or regulation.

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